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On June 3, 2010, Genzyme Corporation posted the following content on its “Genzyme Transformation” website.

The Boston Globe

Carl Icahn’s battle to take down Genzyme

Icahn’s hunger for short-term profits risks lifesaving drugs. (Chip East/ Bloomberg News)

By Howard Anderson

CARL ICAHN is trying to take down another biotech company, but investors should think twice before they back him in the fight.

Operating as a “shareholder activist,’’ Icahn is employing his signature strategy of exploiting investor anger for short-term gain — this time against the Cambridge-based biotechnology company Genzyme, which develops drugs to treat rare diseases.

At first glance, this battle seems to be little more than another in a line of proxy contests initiated by Icahn in recent years. But when shareholders decide whether to elect Icahn and three associates to the Genzyme board on June 16, they will be sending a signal about whether or not we have moved beyond the culture of quick profits that nearly unraveled the global economy.

The problem Icahn is exploiting at Genzyme is a virus that forced the company to shut its plant temporarily last year, leading to shortages of two of its leading drugs and a consequent dip in its stock price. Icahn’s refrain is familiar: Management made mistakes, so management must go.

But this appeal has less to do with shareholder activism than opportunism. Icahn acquired the bulk of his Genzyme stake after the plant troubles. His goal is to incite shareholder frustration to win board seats and impose policies possibly including selling or breaking up the company, as he did in the case of ImClone and attempted at Genzyme’s biotech neighbor in Cambridge, Biogen, that he claims will produce rapid upticks in stock.

Call it “greenmailing 2.0,’’ a new strain of his old strategy. Greenmail 1.0 was the tactic of using just the threat of proxy battles to elicit what amounted to payoffs to go away. Greenmail 2.0 is a variation: Blame management and convince stockholders to trade the long-term future of their company on the hazardous bet that the stock will appreciate in the short term. Genzyme, under pressure from this new tactic, has already agreed to spend $2 billion to buy back its shares. The move produced the desired effect: the company’s stock pulsed upward. But spending the $2 billion to develop new drugs would have yielded far more value for stockholders.

This is not to say either that Genzyme’s management is free of blame or that investors should not look critically at their past actions and plans to correct the company’s problems. But shareholders are casting proxy ballots, not jury ballots. Their task is not to assign blame or mete punishment. It is to decide who is best positioned to lead Genzyme to better times.

Genzyme chief executive Henri Termeer helped found the company and has led it for 27 years, in the process creating one of the country’s most successful biotech firms. He responded to adversity as executives should: he assessed the situation, stabilized the company and took decisive steps without under- or overreacting. Just as important, Termeer did so while keeping the company focused on its mission. The company has also added another shareholder activist to its board, Ralph Whitworth, who has praised the steady progress Genzyme is making to improve its operations.

Exactly how Icahn would lead Genzyme to better times remains unclear — perhaps because his time horizon is rarely long enough to actually revitalize the companies he criticizes. But the biotechnology sector in particular does not operate on such a short timeframes — or hindsight. Even more than other industries, it requires long-term investment.

The results are lifesaving treatments that benefit patients as well as investors. Success in biotechnology, one of the remaining sectors in which America still retains global preeminence, is incompatible with Icahn’s demand for instant results. Innovation thrives on the fast-changing biotechnology landscape but withers as part of slow-moving dinosaurs like the drug conglomerates Icahn would likely entertain as suitors for Genzyme.

After all that has happened to the American economy in the last two years, investors now know, or should, that the ultimate goal in business should be to create companies that can sustain value for the long haul. They should think twice before they allow their frustration to be exploited as part of a grab for short-term gains. “He who the Gods would destroy,’’ according to the Greek expression, “they first make angry.’’ Icahn has turned that proverb into a strategy. Shareholders should heed it as the warning that it is.

Howard Anderson is the founder of the Yankee Group and the Battery VC and a professor at MIT.

The Boston Globe

Keeping the life in life sciences

By Wendy Everett and Mitchell Adams

April 13, 2010

INVESTOR CARL Icahn’s newfound interest in the Massachusetts biotechnology industry is a sure sign of just how valuable an asset this innovative sector of the life sciences has become — not just to investors but to the Commonwealth. It is an asset whose independence must be preserved both as a source of medical breakthroughs and as a force for economic stimulation.

Biotech startup companies were once viewed as long-shot risk takers as they sought high-stake investments for their pioneering quest to find new treatments in the shadow of the pharmaceutical industry. Today all that has changed; biotechnology has not only emerged from the shadows, it has grown up to become a significant part of the state’s innovation economy.

On its own, the Massachusetts biotech industry comprises more than 400 companies paying over $4 billion in wages to nearly 50,000 employees. But biotech is also part of a larger mosaic — the state’s life sciences super cluster, an innovation pipeline in which the collaborative efforts of academia, health care, technology and financial services employ more than 77,000 people and contribute $8.8 billion annually to the state’s economy.

Massachusetts boasts the world’s largest concentration of life science firms, researchers and academic medical centers. Per capita, the life sciences sector receives more patents and more public and private funding and has more PhDs and Nobel Prize winners than any other state in the country.

At the heart of this engine of innovation lies research and development. Massachusetts is a world leader, with the highest per capita expenditure for R&D of any state and of virtually all competing nations. Three-quarters of the R&D in Massachusetts is performed by successful biotech companies (the great majority of which are publicly traded) such as Genzyme, Biogen and Vertex.

But here’s the rub: any corporation’s support of an R&D program is based on its willingness to invest in the long term — to find cures for diseases and to bring value to the state’s economy in job creation and new tax dollars. By its very nature R&D does not yield immediate financial returns. Indeed, the biotech industry estimates that it takes more than $1.5 billion and 10-15 years to bring a single biopharmaceutical product to market.

The corporate raider takeover model is the opposite of this spirit of long-term innovation. It is based on reshaping companies to enhance short term profits, often at the expense of long term investments in R&D. Breaking the R&D link in the innovation chain that brings “life’’ to the life sciences has immediate consequences for corporate research, dramatically curbing its ability to sustain the long term investments necessary for generating new disease cures.

The timing for corporate takeovers in biotechnology could not be worse. The economy is still struggling. Boston has already lost too many home-grown corporations to out-of-state owners. And with national health reform now law, robust R&D is more critical than ever for finding new cures and treatments that will help provide better outcomes and lower health care costs for patients.

As such, everyone has a stake in the future of the state’s innovation industry, not just its employees and shareholders, but also all of the supporters and beneficiaries of the innovation pipeline — from universities and academic research centers to venture capital firms, from hospitals to manufacturers, from patients to their physicians. They must now work together to preserve the innovation industry’s independence, invest in its future and strengthen the collaborative ties that will preserve the state’s vital R&D capabilities.

Wendy Everett is president of the New England Healthcare Institute. Mitchell Adams is executive director of the Massachusetts Technology Collaborative.

The Boston Globe

Profit vs. patience

Pressure from Carl Icahn clouds the future of the state’s two largest biotechs

By Robert Weisman, Globe Staff  |  February 28, 2010

CAMBRIDGE - Veronica Eulacio, a 21-year-old college student born in Venezuela, suffers from Gaucher disease, a rare enzyme deficiency that causes enlargement of her liver and spleen. Thanks to Cerezyme, a drug made by Genzyme Corp. that she’s injected since she was a child, Eulacio is living a normal life, studying architecture at Ball State University in Indiana.

Thursday evening, Eulacio stood at a podium in the 12-story atrium of Genzyme’s headquarters in Kendall Square displaying her colorful abstract painting of her parents and her brother and sister. Both siblings also have Gaucher disease and also take Cerezyme. “Everyone in the family got involved and treats us as if we were normal,’’ she told several dozen people gathered for a reception to mark the global Rare Disease Day.

The occasion, which is officially observed today, celebrates not only patients struggling with disorders like Gaucher but also the biotechnology companies, like Cambridge-based Genzyme, that invest up to $1 billion over a decade or more to create drugs to fight the diseases. The payoff for focusing on so-called orphan diseases can be huge for biotechs - Cerezyme, for example, costs about $200,000 a year per patient. The cost is typically covered by insurance companies or governments.

But now there are growing fears that companies’ ability to finance long-term research could be limited by the short-term investment horizons of activist shareholders snapping up biotech stocks. Such investors can put pressure on companies to boost their share prices quickly, sometimes at the expense of drug development.

“Anything that creates a lot of disruption for the industry creates a lot of disruption for drug development,’’ said Gary P. Pisano, a Harvard Business School professor specializing in life sciences. “Somebody’s got to develop the drugs. At the end of the day, the oil in the ground, the scarce resource, is developing great drugs.’’

Last week, Genzyme confirmed that billionaire investor Carl C. Icahn, who has accumulated just under 2 percent of the company’s shares, plans to seek four seats on its board this spring, including one for himself. Last year, Icahn won two board seats at neighboring Biogen Idec Inc. - which like Genzyme is a pillar of the state’s biotech sector - by waging a proxy fight against Biogen Idec management. The pressure ultimately led to the resignation of its chief executive.

Henri Termeer, Genzyme’s chief executive, said Icahn notified him of his latest intentions in a Feb. 19 phone call. Icahn and his associates, however, have yet to disclose to Genzyme’s management what strategic path they would like to see the company take.

That has Genzyme executives worried they could be facing an investor challenge even as they press forward with a turnaround plan after a year marred by production woes.

“I’m concerned about not knowing what their ideas are, what their plans are,’’ Termeer said in an interview. “I’m concerned that they may have very different ideas about how we run the company.’’ He also said Icahn’s camp could create unwanted “distractions,’’ citing the scenario that unfolded “next door’’ at Biogen Idec.

Termeer said that following his call with Icahn he had a conversation with Alexander Denner, managing director of Icahn Capital LP in New York and another of Icahn’s nominees to Genzyme’s board.

He said he invited both Denner and Icahn to meet with him and other Genzyme leaders to share their feedback and learn about efforts to resolve manufacturing problems the company had last year when a virus was found at its Allston Landing production plant and it was forced to ration Cerezyme and another enzyme replacement drug.

Those problems, which sent Genzyme’s shares down more than 20 percent over the past year, created an opening for Icahn and other activist investors to buy shares at reduced prices. Neither Icahn nor Denner returned calls seeking comment for this story.

Termeer said he was confident that Icahn and others would get a strong return on their Genzyme investments, but he urged them to work cooperatively with management.

“We will be better off at the moment to work on solving this thing rather than to make this a financial equation,’’ Termeer said. “This has been a very productive company, and the question is what’s in the best interest of all of the stakeholders involved in Genzyme, including the shareholders.’’

While it’s not yet clear what his posture toward Genzyme will be, Icahn has at times called for selling or breaking up Biogen Idec, and his scathing criticism of management is thought to have helped prompt the resignation of chief executive James C. Mullen. Icahn’s representatives also pushed successfully for the $6.5 billion sale of New York’s ImClone Systems to Eli Lilly & Co. in 2008. Just last week, the chief executive of Enzon Pharmaceuticals Inc. in Bridgewater, N.J., resigned after being pressured by Icahn to divest assets.

Icahn’s moves are being watched carefully by state government and business officials who have been working to position Massachusetts as a global center for life sciences. Genzyme and Biogen Idec are the two largest biotechnology companies based in the state, and their futures have both been clouded by Icahn’s involvement. “We will continue to monitor developments for any impacts on Massachusetts employees,’’ said Kofi Jones, spokeswoman for the state Executive Office of Housing and Economic Development.

Several other large Massachusetts biotechs, including Wyeth Pharmaceuticals, Millennium Pharmaceuticals, and Sepracor Inc., have been bought by out-of-state or foreign companies in recent years.

And Billerica life sciences toolmaker Millipore Corp. last week confirmed it might auction itself off to the highest bidder, raising the possibility of another sale that could reduce jobs in the state.

Pisano, at Harvard Business School, said the impact of activist shareholders really depends on their intentions and time horizons, neither of which is yet clear in Icahn’s case.

Another Genzyme shareowner activist, Ralph Whitworth of San Diego, has been offered a seat on the board. Whitworth has pushed for measures to tie Genzyme executive compensation to performance, but he supports management’s efforts to shore up the company’s financial position and resolve lingering manufacturing problems.

“There’s really a nightmare scenario in which raiders come in and they flip the company to get the stock up,’’ Pisano said. “And you really could ruin a biotechnology company like that. On the other hand, if you have an investor with a long-term horizon like a Warren Buffett, that could help a company by holding the management accountable but giving them cover from some of the short-term market vagaries.’’

John L. Sullivan, director of research for health care investment bank Leerink Swann in Boston, shares Pisano’s concern.

“All shareholders are out for a return on their investment,’’ Sullivan said. “But the biotechnology industry has to be able to make long-term investments. And the nature of those investments are that many of them are long shots and don’t always pay off. But a company like Genzyme has shown in the past that it’s able to make those bets.’’

*****

Howard Anderson op-ed – “Carl Icahn’s Battle to take down Genzyme”

June 2, 2010

Headline

Yankee Group founder & MIT professor Howard Anderson says Icahn is a bad prescription for Genzyme

Blurb

On June 2, the Boston Globe published an op-ed by Howard Anderson, founder of the Yankee Group and the Battery VC and a professor at MIT, titled, “Carl Icahn’s Battle to take down Genzyme.”  Anderson writes:  “Success in biotechnology…is incompatible with Icahn’s demand for instant results.  Innovation thrives on the fast-changing biotechnology landscape but withers as part of the slow-moving dinosaurs like the drug conglomerates Icahn would likely entertain as suitors for Genzyme.”  To read more click here.

Wendy Everett and Mitchell Adams op-ed – “Keeping the life in the life sciences”

April 13, 2010

Headline

NEHI and Massachusetts Tech Collaborative leaders argue for an independent MA biotech sector

Blurb

In a Boston Globe op-ed titled, “Keeping the life in the life sciences” co-authors Wendy Everett, President of NEHI and Mitchell Adams, Executive Director of Massachusetts Technology Collaborative write: “The timing for corporate takeovers in biotechnology could not be worse. The economy is still struggling. Boston has already lost too many home-grown corporations to out-of-state owners.”  To read more click here.

Robert Weisman – “Profit vs. Patience”

February 28, 2010

Headline

Boston Globe reporter Robert Weisman discusses concerns over Carl Icahn’s proxy bid

Blurb

On February 28, the Boston Globe published an article by Robert Weisman titled, “Profit vs. Patience: Pressure from Carl Icahn Clouds the Future of the State’s Two Largest Biotechs,” which featured an update on Genzyme’s proxy battle with investor Carl Icahn.  John L. Sullivan, director of research for health care investment bank Leerink Swann, is quoted, stating: “…The biotechnology industry has to be able to make long-term investments.  And the nature of those investments are that many of them are long shots and don’t always pay off.  But a company like Genzyme has shown in the past that it’s able to make those bets.”  To read more click here.

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Important Information

On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement and other proxy materials before making any voting or investment decision because the definitive proxy statement and other proxy materials contain important information. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. Copies of the company’s definitive proxy statement and other proxy materials are available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835.